                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

                             (AMENDMENT NO. 1)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                           [_] CONFIDENTIAL, FOR USE OF THE
[X] Preliminary Proxy Statement                COMMISSION ONLY (AS PERMITTED BY
                                               RULE 14a-6(E)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                              MARIETTA CORPORATION
            ------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              MARIETTA CORPORATION
            ------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[X] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                             MARIETTA CORPORATION
                             37 HUNTINGTON STREET
                           CORTLAND, NEW YORK 13045

                               ----------------

                                ANNUAL MEETING
                                 JULY 14, 1995

                                                                   June  , 1995

Dear Fellow Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of Marietta Corporation to be held at the Holiday Inn, 2 River Street, Route 13 and Interstate 81, Cortland, New York at 10:00 A.M. on Friday, July 14, 1995. Your Board of Directors (the "Board"), and management look forward to greeting personally those shareholders able to attend.

  At the Meeting, Marietta's shareholders will elect seven directors. In electing these directors, all shareholders will be making a critical choice for the future of the Company and their investment.

  On January 17, 1995, Mark Dickstein, on behalf of Dickstein Partners, Inc. and its related and other entities ("Dickstein"), advised the Company of Dickstein's unsolicited conditional proposal to acquire all of the outstanding stock of Marietta at a price of $11 per share (the "Dickstein Proposal").

  On January 25, 1995, following the announcement of the Dickstein Proposal, your Board engaged the services of Goldman, Sachs & Co., internationally recognized investment bankers, to evaluate the Dickstein Proposal and to render financial advisory services to the Company.

  On March 13, 1995, the Company announced that the Board had unanimously rejected the Dickstein Proposal and had instructed management, together with its financial and legal advisors, to explore possible financial alternatives available to Marietta, including, among others, a merger, an acquisition or disposition of assets or securities, a recapitalization or other form of business combination.

  Your Board, together with its financial and legal advisors, has commenced a process to explore a broad range of financial alternatives available to the Company. On June 16, 1995, the Company received two conditional offers to acquire all of the Company's Common Stock, one from Dickstein at $11.00 per share in cash (the "Dickstein Offer"), and the other from Florescue Family Corporation ("Florescue") at $12.30 per share in cash (the "Florescue Offer"). Based upon the various conditions contained in each Offer, the Company believed that if it accepted either Offer it would constitute the grant for no consideration of a "risk-free option" to acquire the Company, which is not in the best interest of all shareholders. The Board believes that the existing conditions in each offer are not reasonable under the circumstances; however, it has authorized its representatives to continue discussions with Dickstein and Florescue to determine if more reasonable terms can be agreed to. If the Company is successful in reaching an agreement with either of these bidders, or any other bidder, pursuant to which the bidder agrees to pay at least $11.00 per share in cash for all outstanding shares of the Company's Common Stock and demonstrates to the Board that it has the ability to complete the transaction, the Board is prepared to recommend to shareholders that such offer be accepted.

  Your Board's nominees are prepared to carry out the program which the Dickstein nominees for election as directors claim to support. Marietta's shareholders will be better served by allowing the Board's nominees to pursue a sale of the Company for a price of at least $11.00 per share in cash. If the Dickstein Offer is the highest bid received by the Board and if Dickstein intends to carry out his stated intention of acquiring the Company at $11.00 per share, your Board's nominees are prepared to effect a transaction with Dickstein. Dickstein has stated his intention to conduct a proxy solicitation to elect its own nominees. If the Dickstein Nominees are elected, Dickstein would then have the ability to control the sale of your Company to Dickstein.


  As an alternative, the Board invites either Dickstein or Florescue to make a tender offer at $11.00 or more per share, the higher of which offer the Board would recommend and support. In connection with such tender offer, the Board would take appropriate action to redeem the Company's shareholder rights plan (poison pill).

  THE BOARD URGES YOU TO REJECT THE DICKSTEIN PROXY SOLICITATION.

  Enclosed with this letter is the Company's Notice of Annual Meeting of Shareholders and Proxy Statement and a WHITE proxy card. You should read these materials for a more complete description of the matters to be considered at the Meeting. Then, take a moment to sign, mark, date and mail your WHITE proxy in the postage-paid envelope provided.

  We strongly urge you to vote in favor of the nominees proposed by your Board. Please sign, mark, date and mail the enclosed WHITE proxy card in the enclosed envelope to support your Board's nominees. Please act today to ensure that your proxy is received in time to be counted. Remember, mailing in your proxy will not prevent you from voting at the Meeting if you plan to attend. On behalf of your Board, thank you for your continued support.

                                          Sincerely,

                                          Stephen D. Tannen President and
                                           Chief Executive Officer

Cortland, New York

June   , 1995

                                   IMPORTANT

  Your vote is important. Regardless of the number of shares of Common Stock you own, please vote as recommended by your Board by taking these two simple steps:

    1. PLEASE SIGN, MARK, DATE AND PROMPTLY MAIL THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

    2. DO NOT RETURN ANY BLUE PROXY CARDS SENT TO YOU BY DICKSTEIN. IF YOU VOTED DICKSTEIN'S BLUE PROXY CARD BEFORE RECEIVING YOUR WHITE PROXY CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE SIMPLY BY SIGNING, MARKING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD. THIS WILL CANCEL YOUR EARLIER VOTE SINCE ONLY YOUR LATEST DATED PROXY CARD WILL COUNT AT THE MEETING.

  If you own your shares in the name of a brokerage firm, only your broker can vote your shares on your behalf and only after receiving your specific instructions. Please call your broker and instruct him/her to execute a WHITE card on your behalf. You should also promptly sign, mark, date and mail your WHITE card when you receive it from your broker. Please do so for each separate account you maintain. You should return your WHITE proxy card at once to ensure that your vote is counted. This will not prevent you from voting in person at the meeting should you attend. IF YOU HAVE ANY QUESTIONS OR REQUIRE ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL:

                            D. F. KING & CO., INC.
                                77 WATER STREET
                              NEW YORK, NY 10005
                           (212) 269-5550 (COLLECT)
                         CALL TOLL FREE (800) 359-5559

                              MARIETTA CORPORATION
                              37 HUNTINGTON STREET
                            CORTLAND, NEW YORK 13045

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 14, 1995

                               ----------------

  Notice is Hereby Given to the shareholders of Marietta Corporation, a New York corporation ("Marietta" or the "Company") that the Annual Meeting of Shareholders will be held at the Holiday Inn, 2 River Street, Route 13 and Interstate 81, Cortland, New York at 10:00 A.M. on Friday, July 14, 1995, for the following purposes:

  1. To elect a board of seven (7) directors to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified; and

  2. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

  Only shareholders of record at the close of business on Friday, June 16, 1995 are entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books will not be closed.

  A copy of the Annual Report for the fiscal year ended October 1, 1994, together with copies of the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1994 and April 1, 1995, accompanies this Notice.

                                          By Order of the Board of Directors,

                                          Ronald C. DeMeo
                                          Secretary

Cortland, New York

June   , 1995


                                   IMPORTANT

 THIS YEAR'S ANNUAL MEETING MAY INVOLVE A PROXY CONTEST. WE URGE YOU TO REJECT ANY SOLICITATION BY DICKSTEIN PARTNERS, INC. AND RELATED AND OTHER ENTITIES (COLLECTIVELY "DICKSTEIN"). DO NOT SIGN OR RETURN ANY BLUE PROXY CARD SENT TO YOU BY DICKSTEIN.

 TO SUPPORT YOUR BOARD OF DIRECTORS, PLEASE SIGN, MARK, DATE AND PROMPTLY MAIL YOUR WHITE PROXY CARD IN THE RETURN ENVELOPE. IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE, PLEASE CALL D.F. KING & CO., INC., WHICH IS ASSISTING YOUR BOARD OF DIRECTORS, TOLL-FREE, AT 800-359-5559.

 A WHITE Proxy card and postage-paid envelope are enclosed for your use. We urge each shareholder to vote promptly by signing, marking, dating and mailing the WHITE Proxy card, regardless of the number of shares held by such shareholder. Your vote is important--please act today!

                              MARIETTA CORPORATION
                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

  The enclosed WHITE Proxy card is solicited by the Board of Directors (the "Board") of MARIETTA CORPORATION ("Marietta" or the "Company") for use at the Annual Meeting of Shareholders (the "Meeting"), to be held on Friday, July 14, 1995, at 10:00 A.M. at the Holiday Inn, 2 River Street, Route 13 and Interstate 81, Cortland, New York. Any shareholder giving a Proxy has the power to revoke it at any time before it is voted by executing another Proxy bearing a later date or by giving written notice of revocation to the Company addressed to the Secretary prior to the Meeting or by oral or written notice at the Meeting.

  The mailing address of the Company's principal executive office is 37 Huntington Street, Cortland, New York 13045. The approximate date on which this Proxy Statement and form of Proxy are first being sent or given to shareholders is June [ ], 1995.

                                   IMPORTANT

   YOUR BOARD BELIEVES THAT IT IS IN THE BEST INTERESTS OF MARIETTA SHAREHOLDERS TO ELECT THE BOARD'S NOMINEES. YOUR BOARD URGES YOU TO REJECT ANY SOLICITATION BY DICKSTEIN PARTNERS, INC. AND RELATED AND OTHER ENTITIES (COLLECTIVELY "DICKSTEIN"). DO NOT SIGN OR RETURN ANY BLUE PROXY CARD SENT TO YOU BY DICKSTEIN.

   WE RECOMMEND THAT YOU SUPPORT YOUR BOARD'S NOMINEES. YOUR BOARD, TOGETHER WITH ITS FINANCIAL AND LEGAL ADVISORS, IS WELL ADVANCED IN A PROCESS OF EXPLORING A BROAD RANGE OF FINANCIAL ALTERNATIVES AVAILABLE TO THE COMPANY. YOUR BOARD CONTINUES TO BE COMMITTED TO THIS PROCESS. THUS FAR, MARIETTA HAS RECEIVED TWO CONDITIONAL PROPOSALS TO ACQUIRE ALL OF THE STOCK OF MARIETTA AT PRICES OF $11.00 AND $12.30 PER SHARE, RESPECTIVELY. YOUR BOARD IS PREPARED TO RECOMMEND THAT THE SHAREHOLDERS ACCEPT AN OFFER OF $11.00 OR MORE SO LONG AS THE BOARD IS REASONABLY CONFIDENT THAT THE TRANSACTION WILL BE COMPLETED. IN FURTHERANCE OF THAT, YOUR COMPANY HAS COMMENCED DISCUSSIONS WITH EACH OF THE TWO BIDDERS. IT IS INAPPROPRIATE AND NOT IN THE BEST INTERESTS OF THE COMPANY OR ITS SHAREHOLDERS TO ALLOW DICKSTEIN, WHO HAS MADE ONE OF THE OFFERS TO ACQUIRE THE COMPANY, TO CONTROL THE PROCESS.

   YOUR VOTE IS IMPORTANT, REGARDLESS OF HOW MANY SHARES YOU OWN. WHETHER OR NOT YOU HAVE PREVIOUSLY SIGNED A BLUE PROXY CARD SENT BY DICKSTEIN, THE BOARD URGES YOU TO SUPPORT YOUR BOARD BY SIGNING, MARKING, DATING AND PROMPTLY MAILING THE ENCLOSED WHITE PROXY CARD. BY DOING SO, YOU WILL REVOKE ANY EARLIER DATED BLUE PROXY CARD SOLICITED BY DICKSTEIN WHICH YOU MAY HAVE SIGNED.

   REMEMBER, IT WILL NOT HELP YOUR BOARD TO RETURN A DICKSTEIN BLUE PROXY CARD VOTING TO "WITHHOLD AUTHORITY." DO NOT RETURN ANY BLUE CARD SENT TO YOU BY DICKSTEIN. THE ONLY WAY TO SUPPORT YOUR BOARD'S NOMINEES IS TO VOTE "FOR" THOSE NOMINEES ON THE ENCLOSED WHITE PROXY CARD.

   IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER, OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO VOTE "FOR" YOUR BOARD'S NOMINEES ON THE ENCLOSED WHITE PROXY CARD. YOU SHOULD ALSO SIGN, MARK, DATE AND MAIL YOUR WHITE PROXY CARD ONCE YOU RECEIVE IT FROM YOUR BANK OR BROKER TO ENSURE YOUR VOTE IS COUNTED.

                          BACKGROUND OF RECENT EVENTS

  On January 17, 1995, Mark Dickstein, the president of Dickstein, telephoned Philip A. Shager, Chief Accounting Officer and Treasurer of Marietta. Mr. Dickstein advised Mr. Shager that Dickstein proposed to acquire all of the outstanding stock of Marietta. Following the call, Mr. Dickstein sent a letter to Chesterfield F. Seibert, Sr., then Chairman of the Board of Marietta, outlining Dickstein's unsolicited conditional proposal to acquire by means of a cash merger, all of the common stock (the "Common Stock"), of Marietta at a price of $11 per share (the "Dickstein Proposal").

  In a report, dated January 20, 1995, and filed on Schedule 13D with the Securities and Exchange Commission (the "SEC"), Dickstein stated that he would pursue the acquisition of the Company. Such report indicated that Dickstein beneficially owned an aggregate of 526,000 shares of Common Stock.

  Such report further stated that on January 19, 1995, Dickstein had filed preliminary proxy materials with the SEC stating Dickstein's intention, at the Company's 1995 annual meeting of shareholders, to propose an alternative slate of his own directors. The report also stated that the nominees of Dickstein (the "Dickstein Nominees") "would be committed to a program of offering the Company for sale, and selling the Company, to the buyer who is willing to pay the highest price, so long as the price is at least $11 per share."

  The report stated that Dickstein intended to seek to negotiate with the Company regarding the Dickstein Proposal to acquire the Company, and that although Dickstein had no current plans to provide for the issuance of securities or other consideration in exchange for Common Stock, Dickstein reserved the right, depending on the facts and circumstances existing at the time, to alter the terms of the Dickstein Proposal. Dickstein also reserved the right to take any other action in respect of the Common Stock, or any other securities of the Company, in any manner permitted by law.

  On January 25, 1995, following the announcement of the Dickstein Proposal, your Board engaged the services of Goldman, Sachs & Co. ("Goldman Sachs"), internationally recognized investment bankers, to evaluate the Dickstein Proposal and to render financial advisory services to the Company.

  On March 13, 1995, the Company announced that the Board had unanimously rejected the Dickstein Proposal and had instructed management, together with its financial and legal advisors, to explore possible financial alternatives available to Marietta, including, among others, a merger, an acquisition or disposition of assets or securities, a recapitalization or other form of business combination.

  On June 16, 1995, the Company received two conditional offers to acquire all of the Common Stock, one from Dickstein at $11.00 per share in cash (the "Dickstein Offer"), and the other from Florescue Family Corporation ("Florescue") at $12.30 per share in cash (the "Florescue Offer"). The Dickstein Offer was subject to various conditions, including obtaining financing and the Company meeting certain financial performance goals during the remaining quarters of its 1995 fiscal year. In addition, the Dickstein Offer contained provisions for significant breakup fees payable to Dickstein if Dickstein did not buy the Company. The Florescue Offer was also subject to various conditions, including obtaining financing and completion of its due diligence review of the Company. Based upon the various conditions contained in each Offer, the Company believes that accepting either Offer would constitute the grant for no consideration of a "risk-free option" to acquire the Company. The Board believes that the existing conditions in each offer are not reasonable under the circumstances; however, it has authorized its representatives to continue discussions with Dickstein and Florescue and to determine if more reasonable terms can be agreed to which would be in the best interest of all shareholders. If the Company is successful in reaching an agreement with either of the bidders or any other bidder, pursuant to which the bidder agrees to pay at least $11.00 per share in cash for all of the Common Stock and demonstrates to the Board that it has the ability to complete the transaction, the Board is prepared to recommend to shareholders that such offer be accepted.

  As an alternative, the Board of Directors invites either Dickstein or Florescue to make a tender offer at $11.00 or more per share, the higher of which offer the Board would recommend and support. In connection with such tender offer, the Board would take appropriate action to redeem the Company's shareholder rights plan (poison pill).

  YOUR BOARD STRONGLY RECOMMENDS A VOTE "FOR" YOUR BOARD'S NOMINEES BECAUSE IF THE COMPANY IS TO BE SOLD YOUR BOARD BELIEVES THAT IT IS BEST ABLE TO CONDUCT SUCH SALE AND TO TAKE THOSE ACTIONS WHICH ARE IN THE BEST INTERESTS OF ALL MARIETTA SHAREHOLDERS. YOUR BOARD ENCOURAGES DICKSTEIN OR FLORESCUE, OR ANY OTHER PERSON, TO COMMENCE A TENDER OFFER OR ENTER INTO AN AGREEMENT WITH THE COMPANY TO ACQUIRE ALL OF THE COMMON STOCK FOR AT LEAST $11.00 PER SHARE, AND UPON TERMS THAT ARE REASONABLE UNDER THE CIRCUMSTANCES. YOUR BOARD URGES YOU TO REJECT ANY DICKSTEIN SOLICITATION AND NOT SIGN OR RETURN ANY BLUE PROXY CARD SENT TO YOU BY DICKSTEIN. DO NOT PERMIT DICKSTEIN TO TAKE CONTROL OF YOUR COMPANY UNLESS HE IS WILLING TO PAY FOR YOUR SHARES.

       WHY IT IS IMPORTANT THAT YOU VOTE "FOR" YOUR BOARD'S NOMINEES

  As demonstrated by the Board's actions in connection with exploring financial alternatives, your Board's nominees are prepared to carry out the program which the Dickstein Nominees claim to support. Marietta's shareholders will be better served by allowing the Board's nominees to pursue a sale of the Company for a price of at least $11.00 per share in cash. If the Dickstein Offer is the highest bid received by the Board and if Dickstein intends to carry out his stated intention of acquiring the Company at $11.00 per share, your Board's nominees are fully prepared to recommend a transaction with Dickstein. Dickstein has stated his intention to conduct a proxy solicitation to elect the Dickstein Nominees. If the Dickstein Nominees are elected, Dickstein would then have the ability to control the sale of your Company to Dickstein.

  YOUR BOARD STRONGLY RECOMMENDS THAT IT BE PERMITTED TO CONTINUE TO CONTROL THE SALE PROCESS NOW UNDERWAY. IT WOULD BE HIGHLY INAPPROPRIATE TO PERMIT ANY PROSPECTIVE BIDDER TO CONTROL THIS PROCESS. SHOULD DICKSTEIN OR FLORESCUE OR ANY OTHER BIDDER MAKE THE HIGHEST REASONABLE OFFER TO BUY THE COMPANY FOR AT LEAST $11.00 PER SHARE, YOUR BOARD WILL ACCEPT SUCH OFFER. NOW, HOWEVER, IS NOT THE TIME TO ALLOW DICKSTEIN, A PARTICIPANT IN THE PROCESS, TO ASSUME CONTROL OF THE COMPANY. YOUR BOARD'S NOMINEES, THE MAJORITY OF WHOM ARE INDEPENDENT DIRECTORS, ARE IN THE BEST POSITION TO CONDUCT THE PROCESS OF SELLING THE COMPANY FOR AT LEAST $11.00 PER SHARE.

  THE BOARD URGES YOU TO REJECT THE DICKSTEIN PROXY SOLICITATION.

  In determining whose nominees to vote for, we urge you to consider these important facts:

  . Your Board's Nominees have considerable experience and are committed to take those actions that are in the best interests of all Marietta shareholders as clearly demonstrated by the sale process now underway.

  . If a reasonable offer of at least $11.00 per share is made by Dickstein, Florescue or any other party, the Board is prepared to recommend a sale of the Company. In the absence of a reasonable offer, do shareholders want a Board controlled by Dickstein negotiating the sale of their Company to Dickstein?

  . The Board Dickstein wants to replace -- your directors -- include independent directors with considerable experience who are dedicated to working for the interests of all shareholders.

  . If Dickstein controls the Board, will anyone else submit a bid for the Company given Dickstein's stated desire to buy the Company?

  . In September 1990, the Commodity Futures Trading Commission (the "CFTC") initiated an administrative proceeding against Mr. Dickstein alleging that in 1987 certain of his personal commodities trading activities were in violation of applicable laws. Specifically, the CFTC claimed that Mr. Dickstein, in his capacity as a local floor trader, aided and abetted another floor trader in, among other things, non-competitive trading and defrauding such floor trader's customers. Without admitting or denying the CFTC's allegations, Mr. Dickstein settled this matter in September 1991. As part of the settlement, Mr. Dickstein agreed not to engage in commodities transactions for a period of one year, and for two additional years not to trade on the floor of any commodities exchange. Mr. Dickstein also had his commodities floor brokerage license revoked and paid a $150,000 civil penalty.

  BASED ON THE FOREGOING, ASK YOURSELF IF YOU WANT DICKSTEIN AND THE DICKSTEIN NOMINEES TO TAKE CONTROL OF YOUR COMPANY AND YOUR INVESTMENT IN IT.

                                     VOTING

  The persons named as proxies are Stephen D. Tannen and Frank Magrone, both of whom are currently directors of the Company. Shares of Common Stock represented at the Meeting by the enclosed WHITE Proxy will be voted in the manner specified by the shareholder. In the absence of specification, the shares of Common Stock will be voted FOR the election of each of the seven persons nominated by the Board of Directors of the Company to serve as directors, and, in the discretion of the proxies, on other business which may properly come before the Meeting.

  Only shareholders of record at the close of business on June 16, 1995 (the "Record Date") will be entitled to notice of and to vote at the Meeting or any postponement or adjournment thereof. On the Record Date, the issued and outstanding securities of the Company entitled to vote at such Meeting consisted of 3,596,049 shares of Common Stock. The presence in person or by properly executed proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. Directors are elected by a plurality of the votes cast in person or by proxy at the Meeting. Each outstanding share is entitled to one vote which may be cast in person or by proxy duly authorized in writing.

  The shareholders vote at the Meeting by casting ballots (in person or by proxy) which are tabulated by a person who is appointed by the Board of Directors before the Meeting to serve as the inspector of election at the Meeting and who has executed and verified an oath of office. Abstentions and broker non-votes are included in the determination of the number of shares of Common Stock present at the Meeting for quorum purposes. Abstentions and broker non-votes are not counted in the tabulations of the votes cast on proposals presented to shareholders at the Meeting.

  The stock transfer books will not be closed. Shareholders are urged to complete, sign, date and mail the enclosed Proxy as promptly as possible to ensure that their shares are represented and voted at the Meeting.

  Whether or not you plan to attend the Meeting, you are urged to vote by proxy. Duly executed and unrevoked proxies received by the Company prior to the Meeting will be voted in accordance with shareholders' specifications marked thereon. If no specifications are marked thereon, the WHITE PROXIES distributed by the Marietta Board will be voted FOR THE ELECTION OF THE BOARD'S NOMINEES. Any shareholder giving a proxy may revoke it at any time prior to voting at the Meeting by delivering written notice to the Secretary of the Company, by submitting a subsequently dated proxy or by voting in person at the Meeting.

  A shareholder may, with respect to the election of Directors, (i) vote for the election of all Director nominees proposed by the Board, (ii) withhold authority to vote for all such Director nominees or (iii) withhold authority to vote for any of such Director nominees by so indicating in the appropriate space on the proxy. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the Meeting and entitled to vote in the election of directors is required to elect Directors. Thus, assuming a quorum is present, the seven persons receiving the greatest number of votes will be elected to serve as Directors. Non-voted shares of Common Stock (which includes shares of Common Stock as to which brokers or other nominees are not provided with instructions, otherwise known as "broker non-votes") with respect to the election of directors will not affect the outcome of the election of directors.

                             ELECTION OF DIRECTORS

  Seven directors of the Company are to be elected to serve until the next Meeting of Shareholders or until the election and qualification of their respective successors. All the nominees named below currently serve as directors of the Company. The persons named in the accompanying Proxy intend to vote (unless authority to vote for directors is withheld in such Proxy) all duly executed proxies unrevoked at the time of the exercise thereof for the election to the Board of all of the nominees named below, each of whom consented to be named herein and to serve as a director if elected at the meeting. In the event that any nominee should become unavailable prior to the annual meeting, the Proxy will be voted for a substitute nominee designated by the Board of Directors if a substitute nominee is designated. Listed below is certain information with respect to each current nominee for election as a director. For information concerning the number of shares of Common Stock beneficially owned by each nominee, see "Security Ownership of Management".

  Unless otherwise instructed, the proxy holders will vote the WHITE proxies received by them FOR the election of the Nominees of the Company named below. Shareholders do not have the right to cumulate votes in the election of directors. In the event that any Nominee of the company is unable or declines to serve as a director at the time of the Meeting, a contingency not presently anticipated, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy.

  THE BOARD OF DIRECTORS STRONGLY RECOMMENDS A VOTE "FOR" THE BOARD'S NOMINEES AS DIRECTORS OF THE COMPANY. IN ORDER THAT YOU CONTINUE TO HAVE DIRECTORS WHO WILL WORK IN THE BEST INTERESTS OF ALL SHAREHOLDERS, WE URGE YOU NOT TO SIGN ANY PROXY CARDS SENT TO YOU BY DICKSTEIN.

                             NOMINEES FOR DIRECTORS

                                           BUSINESS EXPERIENCE
          NAME          AGE             DURING THE PAST FIVE YEARS
          ----          ---             --------------------------
 Robert C. Buhrmaster    47 President, Chief Executive Officer, and Director
  Director (since 1993)     of Jostens, Inc., a publicly held manufacturer of
                            school and recognition products, since 1994;
                            President, Chief Operating Officer and Director
                            of Jostens, Inc. from 1993 to 1994; Executive
                            Vice President and Chief Staff Officer of
                            Jostens, Inc. from 1992 to 1993; Senior Vice
                            President of Corning, Inc., a manufacturer of
                            specialty glass and related inorganic materials,
                            until 1992.
 Ronald C. DeMeo         46 Secretary of the Company since 1991 and Senior
  Director (since 1988)     Vice President of Marketing and Sales of the
                            Company since 1988.
 Dominic J. La Rosa      52 Director of J.B. Williams Co., Inc., a consumer
  Director (since 1992)     products company, since 1993; President and Chief
                            Executive Officer of J.B. Williams Co., Inc. from
                            1993 to March 1995; Management Consultant from
                            1992 to 1993; President, Aromatic Industries
                            Division of The Mennen Company, a manufacturer of
                            health and beauty aids, from 1989 to 1992;
                            General Manager, Personal Care Division of The
                            Mennen Company, until 1989.
 Frank Magrone           60 Executive Vice President and Director of
  Director (since 1980)     Maidenform Worldwide, Inc., a manufacturer of
                            women's intimate apparel, since April 1995;
                            President, Chief Operating Officer and Director
                            of NCC Industries, Inc., a publicly held
                            manufacturer of women's intimate apparel, until
                            April 1995.
 Leonard J. Sichel       58 Retired; a Director of the Company from 1992 to
  Director (since 1994)     1993; Vice Chairman and Chief Financial Officer
                            of The Mennen Company, a manufacturer of health
                            and beauty aids, from 1989 to 1992; Executive
                            Vice President and Chief Financial Officer of The
                            Mennen Company until 1989.

                                           BUSINESS EXPERIENCE
          NAME          AGE             DURING THE PAST FIVE YEARS
          ----          ---             --------------------------
 Stephen D. Tannen       48 President and Chief Executive Officer of the
  Director (since 1992)     Company since November 1994; Management
                            Consultant during 1994; President and Chief
                            Operating Officer of Riddell Sports Inc., a
                            publicly held manufacturer of athletic equipment,
                            from 1992 to 1994; Management Consultant from
                            1990 to 1992; President, Chief Executive Officer
                            and Director of TSS Ltd., a provider of in-store
                            marketing services to consumer products
                            companies, from 1988 to 1990.
 Thomas D. Walsh         47 Associate with Huver and Associates, Inc., a
  Director (since 1980)     structured settlement company, since 1993; Vice
                            President of Tucker Anthony Incorporated, a stock
                            brokerage firm, until 1993.

  There are no family relationships between any director of the Company, any person nominated to become a director, or any executive officer of the Company.

                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Board of Directors has an Audit Committee which consists of Messrs. Sichel, Magrone and Walsh; a Compensation Committee which consists of Messrs. La Rosa, Magrone and Walsh; a Stock Option Committee which consists of Messrs. Walsh and Magrone; a Nominating Committee which consists of Messrs. DeMeo, La Rosa, Magrone, Sichel and Buhrmaster; and an Executive Committee which consists of Messrs. Buhrmaster, Magrone and Tannen. John S. Nadolski served on the Compensation, Nominating and Executive Committees until his resignation from the Board on February 14, 1994. See Note 6 to the Summary Compensation Table. The functions of the Audit Committee include discussions with the representatives of the firm of independent accountants retained by the Company regarding the scope of the audit of the Company conducted by such firm and meetings with management of the Company with respect to financial matters pertaining to the Company. The Audit Committee makes periodic reports to the Board of Directors of its actions and findings. The Compensation Committee formulates and submits recommendations to the Board of Directors on all matters related to the salaries, bonuses, fringe benefits or other compensation of the executive officers of the Company. The Compensation Committee also formulates and submits recommendations to the Stock Option Committee on matters relating to the granting of stock options by the Company. The Stock Option Committee administers the Company's Stock Option Plans. The Nominating Committee screens and selects nominees for vacancies on the Board of Directors as they occur. The Nominating Committee will consider nominee recommendations made by the shareholders of the Company. The names of any such nominee should be sent to the attention of the Company's Corporate Secretary, Marietta Corporation, 37 Huntington Street, Cortland, NY 13045. The Executive Committee has all the powers and authority of the Board of Directors in the management of the business and affairs of the Company except those powers which by law cannot be delegated by the Board of Directors. During fiscal 1994, the Board of Directors held ten meetings. All directors attended at least 75% of the total number of such meetings of the Board and at least 75% of the total number of meetings of each Board committee or committees on which such director served.

  Directors who are not employees of the Company receive $500 per month plus $300 for each meeting attended of the Board or any committee of the Board and are reimbursed for all travel expenses to and from meetings. Directors who are also full-time employees of the Company do not receive any compensation for serving as directors of the Company.

                        SECURITY OWNERSHIP OF MANAGEMENT

  The following information is furnished with respect to shares of Common Stock beneficially owned as of June 1, 1995 by each of the members of and nominees for the Board of Directors of the Company, by the two persons serving as Chief Executive Officer of the Company during the fiscal year 1994 and the Company's other four most highly compensated executive officers at the end of fiscal year 1994 (such two persons serving as Chief Executive Officer of the Company and such other four executive officers being hereinafter referred to as the "Named Executive Officers"), and by all directors and executive officers of the Company as a group.

                                                   AMOUNT AND NATURE OF      PERCENT
   NAME OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP(1)(2) OF CLASS(2)
   ------------------------                     -------------------------- -----------
   John S. Nadolski(3)(4)(5)..................           330,286               9.0%
   Frank Magrone(6)(7)........................            60,314               1.6
   Ronald C. DeMeo(6)(8)......................            41,732               1.1
   David P. Hempson(6)(9).....................            37,761               1.0
   Chesterfield F. Seibert Sr.(3).............            17,193               (12)
   Thomas D. Walsh(3)(6)(8)...................            22,858               (12)
   Timothy J. McCabe, Jr.(6)..................             9,872               (12)
   Robert C. Buhrmaster(8)....................             7,077               (12)
   Philip A. Shager(10).......................             5,358               (12)
   Dominic J. La Rosa(8)......................             2,077               (12)
   Stephen D. Tannen(8).......................             2,077               (12)
   Leonard J. Sichel..........................                00                00
   All executive officers and directors
    as a group
    (13 persons)(3)(4)(5)(6)(7)(8)(9)(10)(11).           537,173              14.7

- --------
(1) All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.
(2) Based on the number of shares of Common Stock outstanding at, or acquirable within 60 days of, June 1, 1995.
(3) See "Compensation Committee Interlocks and Insider Participation" for a discussion of loans from the Company to certain of its executive officers and directors.
(4) See Note 6 to the Summary Compensation Table.
(5) Includes 8,000 shares of Common Stock held by the two children of Mr. Nadolski, as to which Mr. Nadolski disclaims beneficial ownership.
(6) Includes options to purchase 8,160 shares of Common Stock granted on February 9, 1989 to each of Messrs. DeMeo, Hempson, Magrone, McCabe and Walsh, all of which are currently exercisable.
(7) Includes options to purchase 8,308 shares of Common Stock granted on December 1, 1993, to Mr. Magrone, 4,154 of which are currently exercisable.
(8) Includes options to purchase 4,154 shares of Common Stock granted on December 1, 1993, to Messrs. Buhrmaster, DeMeo, La Rosa, Tannen and Walsh, 2,077 of which are currently exercisable by each such person.
(9) Includes 400 shares of Common Stock held by the two children of Mr. Hempson, as to which Mr. Hempson disclaims beneficial ownership, and includes 300 shares of Common Stock held by Mr. Hempson jointly with his spouse.
(10) Includes options to purchase 5,000 shares of Common Stock granted on May 10, 1993 to Mr. Shager, 3,333 of which are currently exercisable.
(11) Includes Mr. Nadolski, who does not presently serve as an executive officer or director of the Company. See Note 6 to the Summary Compensation Table.
(12) Less than 1.0%.

                             PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information with respect to persons known by the Company to own of record or beneficially more than 5% of the Company's outstanding Common Stock as of June 1, 1995.

             NAME AND ADDRESS             AMOUNT AND NATURE OF       PERCENT
           OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP(/1/) OF CLASS(/2/)
           -------------------          ------------------------- -------------
   Dickstein & Co., L.P.(/3/)..........          347,900               9.7%
    c/o Dickstein Partners Inc.
    9 West 57th Street
    New York, New York 10019
   Dickstein International
    Limited(/3/).......................          160,100               4.4
    129 Front Street
    Hamilton HM 12, Bermuda
   John S. Nadolski(/4/)...............          330,268               9.0
    3855 Highland Road
    Cortland, New York 13045
   Elliot Associates(/5/)..............          227,125               6.4
    712 Fifth Avenue
    New York, New York 10019
   Barry W. Florescue(/6/).............          314,365               8.7
    701 Southeast 6th Avenue
    Delray Beach, Florida 33483

- --------
(1) All persons listed above have sole voting and dispositive power with respect to their shares unless otherwise indicated.
(2) Based on the number of shares of Common Stock outstanding at, or acquirable within 60 days of, June 1, 1995.
(3) Information as to the holdings of Dickstein & Co., L.P. and Dickstein International Limited is based upon a report on Schedule 13D, as amended, filed with the SEC jointly by Mr. Dickstein, Dickstein Partners Inc., Dickstein & Co. L.P., Dickstein Partners L.P., Dickstein International Limited, Calibre Capital Advisors, Inc. and Howard R. Shapiro.
(4) See Notes 3, 4 and 5 under "Security Ownership of Management". Information as to the holdings of John S. Nadolski is based upon Amendment No. 5, dated February 1, 1994, to a report on Schedule 13G, dated April 28, 1989, filed with the SEC by Mr. Nadolski.
(5) Information as to the holdings of Elliot Associates, L.P. ("Elliot"), is based upon a report on Amendment No. 1 to Schedule 13D filed on or about March 22, 1995. Such report was filed with the SEC jointly by Elliot, Westgate International, L.P. and Martley International, Inc.
(6) Information as to the holdings of Barry W. Florescue is based upon a report on Schedule 13D, dated October 3, 1994, as amended, filed with the SEC jointly by Mr. Florescue, 286 Bridge Street, Inc. ("286 Bridge Street") and Florescue Family Corporation ("FFC"). Such report indicates that Mr. Florescue has the sole power (i) to vote or direct the voting of, and (ii) to dispose or to direct the disposition of, all 314,365 shares beneficially owned by him, and that, of the 314,365 shares beneficially owned by Mr. Florescue, 20,500 shares are owned directly by him and 129,900 and 161,965 shares, respectively, are owned by 286 Bridge Street and FFC. Such reports further indicate that each of 286 Bridge Street and FFC has the sole power
    (i) to vote or to direct the voting of, and (ii) to dispose or to direct disposition of, the 129,900 and 161,965 shares, respectively, beneficially owned by it. Such reports also state that Mr. Florescue, as the President and the majority stockholder of each of 286 Bridge Street and FFC, has the power to direct the voting and disposition of the investments of each of 286 Bridge Street and FFC, including the shares of Common Stock, and, accordingly, may be deemed the beneficial owner of any shares of Common Stock owned by 286 Bridge Street and FFC by virtue of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                             EXECUTIVE COMPENSATION

  The following table sets forth the compensation paid by the Company for each of the Company's last three completed fiscal years to the Named Executive
Officers:

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM COMPENSATION(2)
                                  ANNUAL COMPENSATION            -----------------------------
                                                                        AWARDS         PAYOUTS
- --------------------------------------------------------------------------------------------------------
                                                        OTHER               SECURITIES         ALL OTHER
                                                        ANNUAL   RESTRICTED UNDERLYING  LTIP    COMPEN-
   NAME AND PRINCIPAL     FISCAL  SALARY     BONUS(1)  COMPEN-     STOCK     OPTIONS/  PAYOUTS SATION(3)
        POSITION           YEAR    ($)         ($)    SATION ($) AWARDS ($)  SARS (#)    ($)      ($)
- --------------------------------------------------------------------------------------------------------
Chesterfield F. Seibert,
 Sr.,                      1994  $189,923    $55,888     --         --        8,308      --        428
 Chairman and Chief        1993    70,000          0     --         --          --       --        --
 Executive Officer(4)      1992    72,583(5)       0     --         --          --       --        --
John S. Nadolski,          1994    83,075          0     --         --          --       --      2,396
 President and Chief       1993   229,320     80,000     --         --          --       --      3,160
 Executive Officer(6)      1992   225,000     73,878     --         --          --       --      2,573
Ronald C. DeMeo,
 Secretary and Senior
 Vice                      1994   104,998    159,225     --         --        4,154      --      3,087
 President of Marketing    1993   101,813    155,035     --         --          --       --      2,382
 and Sales                 1992    95,000    150,339     --         --          --       --      2,835
David P. Hempson,
 Executive Vice            1994   165,171    485,777     --         --          --       --      1,683
 President                 1993   152,730     26,880     --         --          --       --      1,982
 of Operations             1992   149,312(7)   4,721     --         --          --       --      1,617
Timothy J. McCabe, Jr.,    1994    92,282     16,735     --         --          --       --      1,387
 Vice President of Guest   1993    89,514     23,622     --         --          --       --      1,327
 Amenity Sales             1992    78,458     10,893     --         --          --       --      1,058
Philip A. Shager,          1994   142,817     47,525     --         --          --       --        486
 Treasurer and Chief       1993    56,532     10,100     --         --        5,000      --        169
 Accounting Officer        1992       --         --      --         --          --       --        --
- --------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(1) Amounts in this column for Mr. DeMeo for fiscal year 1994 include bonuses paid under the Company's Profit Sharing Incentive Program described below under the caption "Profit Sharing Incentive Program." In the case of each of Messrs. Seibert, Hempson, McCabe and Shager for fiscal year 1994, the bonus amounts listed were paid under the Company's Executive Incentive Compensation and Management Stock Grants Program as described below under the caption "Executive Incentive Compensation and Management Stock Grants", with 60% of each such bonus being paid in cash and the remaining 40% of each such bonus being provided to such parties by a grant of shares of Common Stock. In the case of Messrs. Hempson and Shager for fiscal year
    1994, the bonus amounts listed also included bonuses payable pursuant to the terms of Mr. Hempson's previous employment agreement with the Company and Mr. Shager's current employment agreement with the Company, as described below under the caption "Employment Agreements with Executive Officers."
(2) The Company did not provide restricted stock awards, stock appreciation rights or long-term incentive payouts to the Named Executive Officers during its last three completed fiscal years.
(3) Amounts in this column represent (i) the Company's matching contribution under its 401(k) plan for Messrs. Nadolski, DeMeo, Hempson, and McCabe in the amounts of $1,631, $2,730, $1,119, and $1,072, respectively, and (ii) premium payments on Company-provided term life insurance for Messrs.
    Seibert, Nadolski, DeMeo, Hempson, McCabe and Shager in the amounts of
    $428, $765, $357, $564, $315 and $486, respectively.
(4) Mr. Seibert was named the Chairman, pro tem of the Company in April, 1992 and Chairman and Chief Executive Officer of the Company on February 14,
    1994. Mr. Seibert resigned as Chief Executive Officer on November 16, 1994 and as Chairman and Director on January 30, 1995.

(5) This amount includes payments of $583 made to Mr. Seibert as a director of the Company.
(6) On February 14, 1994, Mr. Nadolski resigned as a director and was granted a leave of absence as an executive officer of the Company following a Grand Jury indictment. On October 5, 1994, he was convicted of violations of the federal securities laws relating to false statements contained in financial reports of the Company for the first quarter of fiscal 1989 and for the fiscal year ended September 30, 1989 and fraud in connection with the purchase or sale of securities. Mr. Nadolski resigned from the Company in February 1995.
(7) Inclusive of $27,882 which was repaid by Mr. Hempson during 1992 by way of salary reductions because of excess payments previously provided to him in fiscal years 1989, 1990 and 1991.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information concerning the grants of stock options to each of the Named Executive Officers during fiscal year 1994:

                               OPTION/SAR GRANTS IN LAST FISCAL YEAR
- ----------------------------------------------------------------------------------------------------
                                                                                   POTENTIAL
                                                                                   REALIZABLE
                                                                                VALUE AT ASSUMED
                                                                                ANNUAL RATES OF
                                                                                  STOCK PRICE
                                                                                  APPRECIATION
                                                                                FOR OPTION TERM
                                           INDIVIDUAL GRANTS                          (3)
                         ------------------------------------------------------ ----------------
                           NUMBER OF    PERCENT OF TOTAL
                           SECURITIES     OPTIONS/SARS
                           UNDERLYING      GRANTED TO    EXERCISE OR
                          OPTIONS/SARS    EMPLOYEES IN   BASE PRICE  EXPIRATION
NAME                     GRANTED(1) (#)  FISCAL YEAR(2)    ($/SH)       DATE    5% ($)  10% ($)
- ----                     -------------- ---------------- ----------- ---------- ------- --------
Chesterfield F. Seibert
 Sr (4).................     8,308              49%         $8.00    11/29/2003 $41,789 $105,927
John S. Nadolski........       --              --             --            --      --       --
Ronald C. DeMeo.........     4,154            24.5%         $8.00    11/29/2003 $20,895 $ 52,964
David P. Hempson........       --              --             --            --      --       --
Timothy J. McCabe, Jr...       --              --             --            --      --       --
Philip A. Shager........       --              --             --            --      --       --

- --------
(1) All options granted in fiscal year 1994 to Messrs. Seibert and DeMeo vest in two equal installments on November 30, 1994 and November 30, 1995, and were not awarded with tandem stock appreciation rights. All such options are non-qualified and were granted under the Marietta Corporation 1986 Stock Option Plan. Upon a change in control of the Company (as defined in the applicable option agreements), such options shall be immediately exercisable. Such options are subject to certain forfeiture provisions if the optionee's employment with the Company is terminated and he resigns from the Board or refuses to stand for reelection, and such options may be subject to adjustment or termination in the event of certain changes in the Common Stock.
(2) During fiscal year 1994, the Company granted to employees options to purchase a total of 16,962 shares of Common Stock.
(3) These assumed rates of appreciation are provided in order to comply with requirements of the SEC, and do not represent the Company's expectation as to the actual rate of appreciation of the Common Stock. The actual value of the options will depend on the performance of the Common Stock, and may be greater or less than the amounts shown.
(4) Upon his resignation on January 30, 1995, Mr. Seibert fortified such options.

      AGGREGATED OPTION/STOCK APPRECIATION RIGHT EXERCISES IN LAST FISCAL
        YEAR AND FISCAL YEAR-END OPTION/STOCK APPRECIATION RIGHT VALUES

  The following table provides information concerning the exercise of stock options and stock appreciation rights ("SARs") during fiscal year 1994 by each of the Named Executive Officers and the fiscal year-end value of unexercised options and SARs held by each of such Named Executive Officers:

                                                        NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-
                                                       UNDERLYING  UNEXERCISED            THE-
                                                           OPTIONS/SARS AT        MONEY OPTIONS/SARS AT
                                                       FISCAL YEAR-END(1) (#)   FISCAL YEAR-END(1)(2) ($)
                         SHARES ACQUIRED    VALUE     ------------------------- -------------------------
NAME                     ON EXERCISE (#) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                     --------------- ------------ ----------- ------------- ----------- -------------
Chesterfield F. Seibert
 Sr. (3)................         0           $ 0        12,314        4,154       $4,154       $4,154
John S. Nadolski........         0             0             0            0            0            0
Ronald C. DeMeo.........         0             0        10,237        2,077        2,077        2,077
David P. Hempson........         0             0         8,160            0            0            0
Timothy J. McCabe, Jr...         0             0         8,160            0            0            0
Philip A. Shager........         0             0         1,667        3,333        1,250        2,500

- --------
(1) The amounts listed in these columns indicate the number and value of unexercised options held by each of the Named Executive Officers as of October 1, 1994. As of such date, none of such officers held any SARs.
(2) Options are "in-the-money" if, on October 1, 1994, the per share market price of the Common Stock exceeded the per share exercise price of such options. On October 1, 1994, the market price per share, as reported on the NASDAQ National Marketing System, was $9.00 per share. The value of such in-the-money options is calculated by determining the difference between the aggregate market price of the Common Stock covered by the options on October 1, 1994, and the aggregate exercise price of the options.
(3) Upon his resignation on January 30, 1995 Mr. Seibert fortified all of such options.

        REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The executive compensation philosophy, plans and programs of the Company are under the supervision of the Compensation Committee (the "Committee") which is composed of the directors named below. John S. Nadolski served on the Committee during fiscal 1994 but resigned from the Board of Directors on February 14, 1994. See Note 6 to the Summary Compensation Table. The Committee has furnished the following report on executive compensation.

COMPENSATION PHILOSOPHY

  The goals of the Committee are to align executive compensation with business objectives and performance, and to enable the Company to attract, retain, and reward executive officers whose contributions are vital to the long-term success of the Company.

  The Committee has structured the executive compensation program to embody four principles:

    1. The Company pays competitively.

    2. The Company rewards sustained performance.

    3. The Company pays to motivate executives to develop and implement strategic and operational initiatives.

    4. The Company seeks to align the financial interests of the executives with the long-term interests of shareholders through programs that result in common stock ownership by executives.

  Based on these principles, the executive compensation program has been designed to generate compensation from several sources--salaries, annual cash incentive awards, and long-term incentives in the form of equity awards.

EXECUTIVE OFFICER COMPENSATION

  The Company has a compensation program consisting of both cash and equity based compensation. The Company determines the salary or salary ranges and yearly bonuses for its executive officers by reviewing published surveys of executive compensation by manufacturing companies with comparable sales. In order to attract and retain highly-qualified executive officers, the Company has entered into employment agreements for varying terms with most of such executive officers. See the discussion below under the caption "Employment Agreements with Executive Officers." Those employment agreements provide for a fixed base salary and either discretionary bonuses or bonuses based on quantitative performance measures. Actual compensation is based on factors such as the executive's individual performance, the Company's performance relative to competitors in the guest amenity and custom packaging industries, new product introductions, and cost of living adjustments. The Company provides long-term incentives for its executive officers to remain in the employ of the Company through the occasional grant of stock options. The Committee makes suggestions to the Stock Option Committee and the Board as to the terms on which options and shares of Common Stock should be made available to executive officers. These grants, which are based on factors such as competitive industry practice, the recent performance of the Company and the position, level and performance of the executive officer, provide individuals with an incentive to maximize their efforts on behalf of the Company and make significant contributions to the Company's operations.

  Effective for the 1993 fiscal year and subsequent fiscal years, the Company adopted an Executive Incentive Compensation and Management Stock Grants Program which is intended to reward the Company's participating executive officers and other officers of the Company who have contributed to the expansion of the Company's business and to its profitability. See the discussion below under the caption "Executive Incentive Compensation and Management Stock Grants." This Program provides such officers with both cash and equity based bonuses in an aggregate amount equal to 5% of the Company's operating profit during the applicable fiscal year. 60% of the bonus provided to each officer participating in the Program is payable in cash and the remaining 40% of each such bonus is paid pursuant to a grant of shares of Common Stock. Effective for the 1994 fiscal year, if the Company's operating profit for a particular fiscal year does not exceed its operating profit for the preceding fiscal year, no bonuses will be provided to such officers of the Company pursuant to the Executive Incentive Compensation and Management Stock Grants Program. In fiscal 1994, the Company's operating profit exceeded its operating profit in fiscal 1993 and, accordingly, bonuses were paid to participants in the Executive Incentive Compensation and Management Stock Grants Program. The Senior Vice President of Marketing and Sales, pursuant to his employment agreement, receives commissions based on the net sales of the custom packaging sales force in lieu of any bonus under this Program.

  Any member of the Committee who is also an executive officer of the Company is prohibited from participating in any discussion of the Committee, or from voting for or against any proposal or recommendation, which relates to any employment agreement, compensation package or cash or equity based benefit which could personally benefit such officer.

CHIEF EXECUTIVE OFFICER COMPENSATION

  John S. Nadolski was Chief Executive Officer of the Company until he requested, and was granted, a leave of absence on February 14, 1994. Until such time, he received a base salary of $225,000 under the terms of his five-year employment agreement with the Company that was entered into February 9, 1989. See "Employment Agreements with Executive Officers" below. Effective upon Mr. Nadolski's leave of absence, the Company appointed Chesterfield F. Seibert Sr., its Chairman, to assume duties formerly performed by Mr. Nadolski and elected him to the additional office of Chief Executive Officer. Mr. Seibert served as Chief Executive Officer of the Company while the Company conducted a search for a permanent Chief Executive Officer. In November 1994, the Company elected Steven D. Tannen, a director of the Company, to the offices of President and Chief Executive Officer. During the period Mr. Seibert served as Chief Executive Officer of the Company, Mr. Seibert was paid at the annual rate of $200,000 per year and participated in the Executive Incentive Compensation and Management Stock Grants Program. The Compensation Committee believed that such amount represented the appropriate mid-point of base compensation paid to chief executive officers of manufacturing companies with comparable sales based on published surveys. For fiscal 1994 Mr. Seibert received a bonus pursuant to the Executive Incentive Compensation and Management Stock Grants Program he received the 40% share to which the President is entitled under such Program, prorated for the portion of the fiscal year in which he served as Chief Executive Officer. Mr. Seibert received an option to acquire 8,308 shares of Common Stock on December 1, 1993 prior to his service as Chief Executive Officer. Such option was granted to Mr. Seibert in recognition of his service on the Board.

EFFECT OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

  The Compensation Committee has reviewed the impact of Section 162(m) of the Internal Revenue Code on the Company. This provision limits the amount of compensation that the Company may deduct from its taxable income for any year to $1 million dollars for any of its five most highly compensated executive officers. None of the Company's executive officers received compensation in excess of $1 million dollars in 1994.

  The Compensation Committee did not evaluate Mr. Seibert's performance as Chief Executive Officer of the Company while the search for a permanent Chief Executive Officer was being conducted.

Compensation Committee

Thomas D. Walsh, Chairman
Dominic J. La Rosa
Frank Magrone

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee is composed of Dominic J. La Rosa, Frank Magrone and Thomas D. Walsh, none of whom has ever served as an officer or employee of the Company. Chesterfield F. Seibert Sr., Chief Executive Officer of the Corporation from February 14, 1994 until November 11, 1994 and Chairman of the Company from April 1992 until January 30, 1995, served on the Compensation Committee until his resignation on January 30, 1995. During a portion of fiscal year 1994, John S. Nadolski, the then-President and Chief Executive Officer of the Company and a director of the Company, also served as a member of the Compensation Committee. No executive officer of the Company served during fiscal year 1994 (i) as a member of the compensation committee or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; or (iii) as a member of the compensation committee or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors of another entity, one of whose executive officers served as a director of the Company.

  On February 9, 1989, John S. Nadolski purchased 30,000 shares of Common Stock, previously held by the Company in its treasury, pursuant to a stock purchase agreement with the Company. The purchase price of $367,500 was paid by Mr. Nadolski by the payment of $3,000 in cash and the delivery of a promissory note in the principal amount of $364,500. That promissory note bore interest, payable semi-annually, at the rate of 9% per annum and was due and payable in one installment on February 9, 1994. The Company and Mr. Nadolski extended the maturity date of Mr. Nadolski's promissory note until February 9, 1996. The Company and Mr. Nadolski further agreed that during such period, interest shall accrue on the promissory note at a variable rate per annum equal to 1.35% above the three-month London Interbank Offered Rate ("LIBOR") in effect on the first business day of each calendar quarter, and such interest shall be payable in full on February 9, 1996. In the event that the Company pays to Mr. Nadolski the additional compensation which has been deferred by the Company as discussed below under the caption "Employment Agreements with Executive Officers," Mr. Nadolski's promissory note shall become immediately due and payable. See Note 6 to the Summary Compensation Table.

  In June 1994, the Company advanced to Mr. Nadolski the sum of $253,870 to enable him to pay certain legal expenses incurred by him in connection with his defense of certain civil actions, regulatory reviews and the criminal proceeding which resulted in Mr. Nadolski's conviction on October 5, 1994 of violations of the federal securities laws relating to false statements contained in financial reports of the Company for the first quarter of fiscal 1989 and for the fiscal year ended September 30, 1989 and fraud in connection with the purchase and sale of securities. See Note 6 to the Summary Compensation Table. On April 4, 1995, Mr. Nadolski repaid such $253,870 advanced to him.

  On February 9, 1989, Chesterfield F. Seibert Sr. and Thomas D. Walsh each purchased 10,000 shares of Common Stock, previously held by the Company in its treasury, pursuant to stock purchase agreements between the Company and each of them. The purchase price of $122,500 was paid by each of Messrs. Seibert and Walsh by the payment of $1,000 in cash and the delivery of a promissory note in the principal amount of $121,500. Each of their promissory notes bore interest, payable semi-annually, at the rate of 9% per annum and was due and payable in one installment on February 9, 1994. The Company has agreed with each of Messrs. Seibert and Walsh to extend the maturity date of such promissory notes until February 9, 1996, except that in the event that Mr. Seibert or Mr. Walsh resigns his position on the Board of Directors of the Company or refuses to stand for re-election, his promissory note becomes due and payable 30 days after such resignation or refusal to stand for re-election and, in the event of his death or disability, his promissory note becomes due and payable six months after such event. The Company has further agreed with each of Messrs. Seibert and Walsh that until maturity, interest shall accrue on the promissory notes at a variable rate per annum equal to 1.35% above the three-month LIBOR in effect on the first business day of each calendar quarter, and such interest shall be payable semiannually. Following Mr. Seibert's resignation on January 30, 1995, the Company agreed to extend the maturity date of his promissory note beyond the 30 day due date, until August 9, 1995.

                               PERFORMANCE GRAPH

  The following graph compares the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return of companies on the NASDAQ Stock Market (U.S.) and the cumulative total return of Guest Supply, Inc., a company determined to be a peer issuer of the
Company:

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

                                    (GRAPH)





      * CUMULATIVE TOTAL RETURN ASSUMES AN INITIAL INVESTMENT OF $100.00.

                                             FISCAL YEARS

- ------------------------------------------------------------------------------------------------
                                       1989       1990     1991      1992       1993       1994
- ------------------------------------------------------------------------------------------------
 Marietta Corporation..............  $100.00     $47.06   $ 23.53  $ 32.94    $ 35.29    $ 42.35
- ------------------------------------------------------------------------------------------------
 NASDAQ Stock Market (U.S)(1)......  $100.00     $74.44   $117.05  $131.13    $171.75    $172.20
- ------------------------------------------------------------------------------------------------
 Guest Supply, Inc.(2).............  $100.00     $38.16   $ 85.53  $ 57.89    $106.58    $199.34

(1) Total return calculations for the NASDAQ Stock Market (U.S.) were obtained from the NASDAQ Stock Market.
(2) The determination to regard Guest Supply, Inc. as a peer issuer of the Company was approved by the Company's Board of Directors.

                 EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

  Effective upon Chesterfield F. Seibert Sr.'s appointment on February 14, 1994 as Chairman of the Board and Chief Executive Officer of the Company, the Company agreed to pay him an annual base salary of $200,000 during the period that he served as the Company's Chief Executive Officer. Prior to such appointment, the Company paid $1,500 to Mr. Seibert for each day that he performed duties on behalf of the Company in his then-capacity as the Company's Chairman, pro tem. Mr. Seibert received cash and equity compensation in the aggregate amount of $55,888 pursuant to the Executive Incentive Compensation and Management Stock Grants Program in respect of fiscal year 1994. Mr. Seibert resigned as Chief Executive Officer on November 11, 1994 and as Chairman on January 30, 1995.

  John S. Nadolski had been employed as a senior executive by the Company under an employment agreement for a period of five years commencing February 9, 1989. Pursuant to his employment agreement, Mr. Nadolski was to have received $553,000 as additional compensation upon the expiration of such agreement on February 9, 1994. The Company and Mr. Nadolski agreed to defer without prejudice the payment of such $553,000 additional compensation pending the review of certain matters by the Board of Directors, including the criminal proceeding against Mr. Nadolski which resulted in his conviction on October 5, 1994. See Note 6 to the Summary Compensation Table. In the event that such additional compensation is paid to Mr. Nadolski, the Company has agreed to pay interest thereon at a variable rate per annum equal to 1.35% above the three-month LIBOR in effect on the first business day of each calendar quarter, from February 10, 1994 through the date of payment. In February 1995 the Company accepted Mr. Nadolski's resignation as an executive officer from which position he had taken an unpaid leave of absence.

  Ronald C. DeMeo is employed as a senior executive by the Company under an employment agreement which expires on September 30, 1996. The agreement provides for automatic renewals for one-year periods commencing October 1, 1996 unless prior notice of termination is given in accordance with such agreement. Pursuant to the employment agreement, Mr. DeMeo receives an annual base salary of $115,000. Mr. DeMeo also receives commissions based on the net sales of the custom packaging sales force. If, immediately after a Change in Control (as defined below) of the Company, (x) Mr. DeMeo's employment is terminated other than by reason of his death, disability or for cause, or (y) Mr. DeMeo is not offered a position which is substantially equivalent to his position prior to such Change in Control and which is at a location within 25 miles of the location he performed such duties prior to such Change in Control, and he elects to terminate his employment agreement, Mr. DeMeo is entitled to receive a severance benefit equal to two months base salary multiplied by his years of employment with the Company (currently 13 years). Upon a termination of Mr. DeMeo's employment by reason of Mr. DeMeo's death, disability or expiration of the term of his employment agreement, he is entitled to receive a severance benefit equal to two months' base salary multiplied by his years of employment with the Company (currently 13 years).

  Philip A. Shager is employed as a senior executive by the Company under an employment agreement commencing May 10, 1993 and expiring October 10, 1997. Pursuant to his employment agreement, Mr. Shager will receive an annual base salary of $147,000 plus annual cost of living increases. Mr. Shager will receive guaranteed bonuses of $20,911.66 during each of 1994, 1995 and 1996 (provided that each such bonus shall be paid immediately upon (i) the termination of Mr. Shager's employment by reason of his death or disability, or
(ii) the payment of a severance benefit as described below), and is also entitled to receive additional bonus compensation as the Board of Directors shall deem advisable. Mr. Shager received cash and equity compensation in the aggregate amounts of $26,613 and $10,100 pursuant to the Executive Incentive Compensation and Management Stock Grants Program in respect of fiscal years 1994 and 1993, respectively. Upon a termination of Mr. Shager's employment without cause or by reason of his not being offered a substantially equivalent position after a Change in Control of the Company, he is entitled to receive a severance benefit equal to the greater of (i) his base salary then in effect multiplied by two, and (ii) his base salary then in effect through the expiration of his employment agreement. If, immediately after a Change in

Control of the Company, (x) Mr. Shager's employment is terminated other than for cause, or (y) Mr. Shager is not offered a position which is substantially equivalent to his position prior to such Change in Control and which is at a location within 25 miles of the location he performed such duties prior to such Change in Control, and he elects to terminate his employment agreement, Mr. Shager is entitled to receive a severance benefit equal to the greater of (i) his base salary then in effect multiplied by two, and (ii) the balance of his base salary then in effect through the expiration of his employment agreement. Upon a termination of Mr. Shager's employment by reason of his disability, he is entitled to receive a severance benefit equal to his base salary then in effect.

  David P. Hempson is employed as a senior executive by the Company under an employment agreement which commenced February 9, 1994 and expires December 31, 1998. Pursuant to his employment agreement, Mr. Hempson receives an annual base salary of $170,000 plus annual cost of living increases. Mr. Hempson is also entitled to receive bonus compensation as the Board of Directors shall deem advisable. Mr. Hempson received cash and equity compensation in the aggregate amounts of $30,777 and $26,880 pursuant to the Executive Incentive Compensation and Management Stock Grants Program in respect of fiscal years 1994 and 1993, respectively. On February 9, 1994, Mr. Hempson received $455,000 as additional compensation upon the expiration of his previous employment agreement. Mr. Hempson was entitled to receive such additional compensation upon completion of the five-year term of such previous agreement.

  Timothy J. McCabe, Jr. is employed as a senior executive of the Company under an employment agreement for a period of three years commencing October 1, 1992. The agreement provides for automatic renewals for one-year periods commencing October 1, 1995 unless prior notice of termination is given in accordance with such agreement. Pursuant to his employment agreement, Mr. McCabe will receive an annual base salary of $95,160 plus annual cost of living increases. Mr. McCabe is also entitled to receive bonus compensation if certain annual sales and gross profit margin goals are attained by the Company. Effective for fiscal year 1993, Mr. McCabe agreed to forego the annual bonus compensation to which he was entitled under his employment agreement in consideration of the bonuses provided to him pursuant to the Executive Incentive Compensation and Management Stock Grants Program. Mr. McCabe received cash and equity compensation in the aggregate amounts of $16,735 and $23,622 pursuant to the Executive Incentive Compensation and Management Stock Grants Program in respect of fiscal years 1994 and 1993, respectively. If, immediately upon a Change in Control, (x) Mr. McCabe does not elect to continue his employment,or (y) Mr. McCabe does elect to continue his employment but is terminated within 12 months thereafter for any reason (other than by reason of his death, disability or for cause) or he voluntarily terminates his employment, then Mr. McCabe is entitled to receive a severance benefit equal to one month's base salary multiplied by his years of employment with the Company (currently, nine years). Upon a termination of Mr. McCabe's employment by reason of his death, disability or the Company's failure to renew the employment agreement, he is entitled to receive a severance benefit equal to one month's base salary multiplied by his years of employment with the Company (currently, nine years). Mr. McCabe has notified the Company of his intention to resign effective June 30, 1995.

  Stephen D. Tannen is employed as a senior executive by the Company under an employment agreement for a three-year term which commenced November 16, 1994, with an automatic one-year extension unless, prior to August 1, 1995, the Board of Directors of the Company gives to Mr. Tannen written notice of its intent not to so extend such term. The agreement provides for an annual base salary of $250,000, plus annual cost-of-living increases. It also provides that Mr. Tannen will be entitled to receive incentive compensation for the 1995 fiscal year in the full amount of the greater of (x) $75,000 and (y) the amount calculated as follows: if the Company's Net Income (as defined below) in the 1995 fiscal year equals or exceeds $5,135,000: an amount equal to 35% of Mr. Tannen's annual base salary then in effect, plus, for each additional $395,000 of Net Income for such fiscal year, an amount equal to 10% percent of his annual base salary then in effect; provided, however, that in no event shall Mr. Tannen's incentive compensation pursuant to this provision exceed $250,000. "Net Income" means the net income of the Company as shown in its annual audited financial statements, before accrual for income taxes and for such incentive compensation payable to Mr. Tannen or to other senior executives of the Company who are compensated on a similar basis. For the fiscal years 1996, 1997 and, if the term of the employment agreement has been extended to November 15, 1998 pursuant to its terms, 1998, Mr. Tannen is entitled to receive incentive compensation in amounts based on formulas and goals set forth in a business plan which shall be approved by the Board of Directors of the Company prior to the commencement of each such fiscal year. Mr. Tannen may also receive additional compensation, whether in base salary, by bonus or otherwise, as the Board of Directors shall deem advisable. If, immediately after a Change in Control of the Company, (x) Mr. Tannen's employment is terminated other than for cause, or (y) Mr. Tannen is not offered a position which is substantially equivalent to his position prior to such Change in Control and which is at a location within 25 miles of the location he performed such duties prior to such Change in Control, and he elects to terminate his employment agreement, Mr. Tannen is entitled to receive a severance benefit equal to the greater of (i) his base salary then in effect, and (ii) the balance of his base salary then in effect through the expiration of his employment agreement. Upon a termination of Mr. Tannen's employment by reason of his disability, he is entitled to receive a severance benefit equal to his base salary then in effect.

  A "Change in Control" is deemed to have occurred if: (a) following either (i) the acquisition of 30% of the voting securities of the Company by any person or persons (together with all affiliates of such person or persons), whether by tender or exchange offer or otherwise, (ii) a proxy contest for the election of directors of the Company, or (iii) a merger, consolidation or other disposition of all or substantially all of the business or assets of the Company, the persons constituting the Board of Directors of the Company immediately prior to the initiation of such event cease to constitute a majority of the Board of Directors of the Company upon the occurrence of such event or within eighteen months after such event, and such change in the persons constituting the Board of Directors of the Company shall not have been approved by the persons constituting the Board of Directors immediately prior to the initiation of such event; or (b) a sale, transfer or other disposition of all or substantially all of the business or assets of the Company to a person or entity not controlled by or under common control with the Company shall have been consummated.

  The total cost of satisfying all of the Company's Change in Control obligations, assuming all options and cash only stock appreciation rights granted to the Company's executive officers and directors are exercised (and assuming a per share sale price of $11.00), is $461,884. In addition, in the event of a Change in Control of the Company, the Company's obligations under the Installment Sale Agreement with the Cortland County Industrial Development Agency ($1,600,000 as of March 31, 1995) are subject to acceleration unless consent is obtained and certain other conditions are satisfied.

  All employment agreements require the Company to furnish health, life and disability insurance and, in the event the employee becomes disabled, to provide for salary continuation to supplement disability payments provided by insurance.

STOCK OPTION PLANS

  In March 1986, the Company adopted The 1986 Incentive Stock Option Plan pursuant to which options to purchase up to 100,000 shares may be granted to key management employees (including officers) of the Company during the period ending March 31, 1996. As of October 1, 1994, no options had been granted under this Plan. Options granted under The 1986 Incentive Stock Option Plan are intended to be "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code (the "Code"). The 1986 Incentive Stock Option Plan provides that it is to be administered by certain members of the Board of Directors or other "disinterested persons" (as defined under the Exchange Act) who determine the persons who are to receive options, the number of shares to be subject to each option, the duration of each option, and the option price of each option. Each option granted under The 1986 Incentive Stock Option Plan may be exercisable in whole or in installments from the date of grant or after a waiting period, as determined by the administrators of the Plan. Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an optionee may be exercised only by the optionee. The exercise price of the option may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant (110% in the case of options granted to holders of 10% or more of the voting power of the Company's Common Stock). No optionee may be granted incentive stock options in any calendar year to purchase shares having a fair market value (determined as of the date of grant) which exceeds $100,000 plus any "unused limit carryover" as defined by Section 422A of the Code."

  In March 1986, the Company also adopted The 1986 Stock Option Plan, a non-statutory plan. Pursuant to this Plan, options to purchase up to 100,000 shares of Common Stock may be granted to key employees and independent contractors (including officers and directors) of the Company or its subsidiaries during the period ending March 31, 1996. This Plan is administered by the Board of Directors which determines the persons who are to receive options, the number of shares to be subject to each option, the duration of each option, and the option price of each option. The exercise price of the option may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant (110% in the case of options granted to holders of 10% or more of the voting power of the Company's Common Stock). As of June 1, 1995, there were outstanding under the Plan options to purchase an aggregate of 84,378 shares of Common Stock. Such options were granted to certain executive officers and directors of the Company.

  In March 1986, the Company also adopted The 1986 Employee Stock Purchase Plan (the "Purchase Plan"). Under the Purchase Plan, an aggregate of 100,000 shares of the Common Stock has been reserved for purchase by eligible employees of the Company. From time to time, but not more frequently than once during any 12-month period, the Board of Directors will fix a date on which the Company will make an offer to eligible employees of options to purchase shares. The Purchase Plan allows all full-time employees to authorize payroll deductions to be applied toward purchases of shares of Common Stock. The purchase price of the Common Stock under the Purchase Plan is 85% of the fair market value of the Company's Common Stock on the date the option is granted. As of June 1, 1995, 22,621 shares have been purchased under this plan. The Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of
Section 423 of the Code.

  In connection with Mr. Tannen's employment by the Company, on December 6, 1994, the Stock Option Committee of the Board granted him options (the "Options"), subject to shareholder approval, to purchase 90,000 shares of Common Stock. Subsequently, Mr. Tannen and the Company agreed that in the event that the grant of the Options were not approved by the shareholders he would receive cash-only stock appreciation rights (the "Rights") for 90,000 shares of Common Stock, having a term of 10 years, and based on an increase in the market value of the Common Stock above $7.00 per share. The maximum amount payable to Mr. Tannen pursuant to the Rights is $630,000. The Rights would vest through November 1997. All of the Rights would become exercisable immediately upon the occurrence of certain events, including the termination by the Company of Mr. Tannen's employment without cause or by reason of his death or disability, or upon a Change in Control of the Company. During June 1995, Mr. Tannen and the Company determined to terminate the Options. Accordingly, the Company and Mr. Tannen agreed that the Rights would be deemed granted.

PROFIT SHARING INCENTIVE PROGRAM

  In October 1985, the Company adopted a Profit Sharing Incentive Program. Under the terms of this Program, when the Company's net income for any quarter exceeds 6% of the Company's net sales, the Company will pay to each eligible employee, during the next succeeding quarter an amount equal to the product of one-half of the employee's quarterly salary and the net profit percentage as defined. For the purposes of this Program, net profit percentage is defined to be equal to net income as defined divided by net sales. Net income is defined to be equal to the Company's net income as shown on its financial statements before accrual for either income taxes or for additional salary payable to employees who are compensated on a performance basis. The Company retains the right to terminate the Program at any time in its sole discretion. For the fiscal year ended October 1, 1994, the Company's employees received approximately $196,000 from the Profit Sharing Incentive Program.

EXECUTIVE INCENTIVE COMPENSATION AND MANAGEMENT STOCK GRANTS

  In November 1993, the Board of Directors approved an Executive Incentive Compensation and Management Stock Grants Program which was recommended to it by the Company's Compensation Committee. Under this Program the executive officers of the Company and certain other officers of the

Company are entitled to cash and equity-based bonuses in an aggregate amount equal to 5% of the Company's operating profit during the applicable fiscal year. The President of the Company is entitled to 40% of the yearly bonus payments distributed pursuant to this Program and the other eligible officers of the Company are entitled to share the remaining 60% of such bonus payments on a pro rata basis based on their respective salaries. Any bonus not paid to an officer otherwise eligible to participate in this program is not paid to the other participating officers by the Company. Pursuant to the employment agreement between the Company and Stephen D. Tannen, the Company's President and Chief Executive Officer, for fiscal year 1995 Mr. Tannen will receive a bonus pursuant to a formula set forth in his employment agreement in lieu of any bonus pursuant to this program. In addition, the Senior Vice President of Marketing and Sales, pursuant to the terms of his employment agreement with the Company, receives commissions based on the net sales of the custom packaging sales force in lieu of any bonus pursuant to this program. Sixty percent of the bonus provided to each eligible officer under the program is payable in cash. The remaining 40% of each such bonus is paid by a grant of shares of Common Stock based on the market value of such shares on the date of such grant. Effective for the 1994 fiscal year, if in any fiscal year the Company's operating profit does not exceed its operating profit for the immediately preceding fiscal year, no bonuses will be paid to officers of the Company pursuant to this program in respect of such fiscal year. For the fiscal year ended October 1, 1994, the Company's executive officers and certain other officers were paid bonuses totalling $152,670 pursuant to this Program.

                           RELATED PARTY TRANSACTIONS

  See "Compensation Committee Interlocks and Insider Participation."

                            INDEPENDENT ACCOUNTANTS

  The Company has engaged the accounting firm of Deloitte & Touche to serve as its independent accountants to audit the financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 1995. This decision was approved by the Audit Committee of the Company's Board of Directors. Deloitte & Touche also served as the independent accountants for the Company and its subsidiaries during their 1994, 1993 and 1992 fiscal years.

  Representatives from Deloitte & Touche are expected to be present at the shareholders' meeting. They will have an opportunity to make a statement at the meeting if they so desire, and are expected to be available to respond to appropriate questions.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company by each person who, at any time during the fiscal year ended October 1, 1994, was a director, executive officer or beneficial owner of more than 10% of the Company's Common Stock with respect to the fiscal year ended October 1, 1994, and Forms 5 and amendments thereto furnished to the Company by such persons with respect to such fiscal year, and written representations from certain of such persons that no Forms 5 were required for such persons, the Company believes that during and with respect to the fiscal year ended October 1, 1994, all filing requirements under Section 16(a) of the Exchange Act, applicable to its directors, executive officers and the beneficial owners of more than 10% of the Company's Common Stock were complied with.

                            SOLICITATION OF PROXIES

  The cost of soliciting proxies for the Meeting is being borne by Marietta. Marietta has retained D.F. King & Co., Inc. ("D.F. King") for solicitation and advisory services in connection with the solicitation, for which D.F. King is to receive a fee estimated at $50,000, together with reimbursement for its reasonable out-of-pocket expenses. Marietta has also agreed to indemnify D.F. King against certain liabilities and expenses, including liabilities under the federal securities laws. It is anticipated that D.F. King will utilize approximately 50 persons to solicit shareholders for the Meeting.

  Costs incidental to these solicitations of proxies include expenditures for printing, postage, legal, accounting, public relations, soliciting, advertising and related expenses and are expected to be approximately $15,000 in addition to the fees of D.F. King (excluding the amount normally expended by Marietta for the solicitation of proxies at its annual meeting). Total costs incurred to date in furtherance of or in connection with these solicitations of proxies are approximately $5,000.

  Proxies may be solicited by mail, advertisement, telephone or other electronic methods and in person. Solicitations may be made by directors, officers, investor relations personnel and other employees of Marietta, none of whom will receive additional compensation for such solicitations. Marietta will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of its solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. Marietta will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

  Certain information about the directors and executive officers of Marietta and certain employees and other representatives of Marietta who may also solicit proxies is set forth in the attached Schedule I. Schedule II sets forth certain information relating to shares of Common Stock owned by such parties and certain transactions between any of them and Marietta.

                               FINANCIAL ADVISOR

  Pursuant to a letter agreement, dated January 25, 1995, the Company retained Goldman Sachs as the Company's financial advisors in reviewing financial alternatives available to the Company. Pursuant to this agreement, the Company agreed to pay: (a) A fee of $250,000 which shall be creditable against any transaction fee payable under subparagraph (c) below and, except under certain circumstances, any transaction fee payable under subparagraph (d) below; (b) if at least 30% of the outstanding stock of the Company is acquired by any person or group, including the Company, in one or a series of transactions by means of a tender offer or merger, private or open market purchases of stock or otherwise, or if all or substantially all of the assets of the Company are transferred, in one or a series of transactions, by way of a sale, distribution or liquidation, the Company shall pay, or cause to be paid, to Goldman Sachs an additional fee equal to 3.75% of the aggregate value of all such transactions;
(c) if the Company or any other entity formed or owned in substantial part or controlled by the Company or one or more members of senior management of the Company or any employee benefit plan of the Company or any of its subsidiaries (a "Related Entity") effects a transaction or series of transactions not covered by subparagraph (b) above and (i) at least 30% of the aggregate market value of the Company as of January 25, 1995 is transferred to the stockholders of the Company through (A) a merger with, purchase of assets by, or other combination with a Related Entity, (B) a reclassification of stock, (C) a purchase of stock, (D) a distribution of cash, securities or other assets (including, without limitation, a distribution of all or a portion of stock in one or more of its subsidiaries), (E) a plan of partial liquidation or (F) any similar transactions or combinations of the foregoing and (ii) the public stockholders of the Company retain an equity interest in the Company or, if the Company does not survive in the transactions described above, in the surviving entity (a "Recapitalization"), the Company shall pay, or cause to be paid, to Goldman Sachs an additional fee equal to 3.75% of the aggregate value of the Recapitalization, defined as the per share value in cash, securities, and other assets received by the stockholders (including shares of stock continued to be held by the Company's stockholders) times the number of shares of stock included therein; (d) in the event that the Company acquires all or a substantial portion of the securities or assets of another company or sells, distributes or liquidates all or a substantial portion of the assets of the Company, including any pension-related assets, or sells or distributes securities of the Company, whether such distribution is made by dividend or otherwise, and no fee has become payable or been paid to Goldman Sachs with respect to any transaction pursuant to subparagraphs (b) and (c) above, the Company shall pay, or cause to be paid, to Goldman Sachs a fee of 3.75% of the aggregate value of the transaction, if the aggregate value of such transaction is $50 million or less, 3.00% if the aggregate value of such transaction is $100 million and 2.00% if the aggregate value of such transaction is $200 million (prorated for transaction amounts within these ranges); and (e) in the event no transaction of the type described in subparagraphs (b) or (c) in consummated by January 25, 1996, the Company shall pay, or cause to be paid, to Goldman Sachs in cash an additional financial advisory fee of $1,250,000. If in excess of 50% of the Common Stock is acquired by any person or group, including the Company, in a transaction under subparagraph (b) above, such aggregate value shall be determined as if such acquisition were of 100% of the Common Stock (including all contingently issuable shares).

  The Agreement with Goldman Sachs may be terminated at any time by either party thereto, with or without cause, effective upon receipt of written notice by the non-terminating party. Goldman Sachs shall be entitled to the fees set forth above if, at any time prior to the expiration of one year after such termination, a transaction of the type contemplated by clause (b), (c) or (d) above is consummated and, in the case of a transaction contemplated by clause
(b) or (d), there was contact with the acquiring party, or any affiliate thereof, regarding such a transaction during the period of Goldman Sachs' engagement; provided, however, in the event Goldman Sachs terminates the Agreement without cause, no fee shall be payable to Goldman Sachs.

  The Company has also agreed to reimburse Goldman Sachs for their reasonable out-of-pocket expenses, including the fees and disbursements of legal counsel plus any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with their engagement by the Company. In addition, the Company has agreed to indemnify Goldman Sachs against certain liabilities, including liabilities under the federal securities laws.


  Goldman Sachs will also act as exclusive financial advisor in connection with any proxy solicitation by Dickstein, for which Goldman Sachs will not receive additional compensation.

                         PROPOSALS OF SECURITY HOLDERS

  Proposals of security holders intended to be presented at the next Annual Meeting of Shareholders to be held during 1996 must be received by the Company before November 1, 1995 in order to be considered for inclusion in the Company's proxy and proxy statement relating to said meeting.

                                 OTHER MATTERS

  The management of the Company knows of no business other than that referred to in the foregoing Notice of Annual Meeting of Shareholders and Proxy Statement which may come before the meeting. Should any other matters come before the meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxy in accordance with their judgment on such matters. The Company's Annual Report to Shareholders, which includes the Company's audited financial statements for the fiscal year ended October 1, 1994, is being mailed concurrently herewith to all of the Company's shareholders of record.

  A copy of the Company's annual report on Form 10-K for the fiscal year ended October 1, 1994 filed with the SEC, including the financial statements but excluding exhibits, will be provided without charge to each person whose proxy is being solicited upon written request of such person. Requests for copies of such report should be directed to Marietta Corporation, 37 Huntington Street, Cortland, New York 13045, Attention: Director of Investor Relations.

                                   SCHEDULE I

          INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS, AND CERTAIN EMPLOYEES AND OTHER REPRESENTATIVES OF MARIETTA

  The following table sets forth the name and the present principal occupation or employment (except with respect to the directors, whose principal occupation is set forth in the Proxy Statement), and the name, principal business and address of any corporation or other organization in which such employment is carried on, of (1) the directors and executive officers of Marietta and (2) certain other employees and other representatives of Marietta who may assist in soliciting proxies from Marietta shareholders. Unless otherwise indicated below or in the Proxy Statement, the principal business address of each such person is 37 Huntington Street, Cortland, New York 13045, and such person is an employee of Marietta. Directors are indicated with a single asterisk.


 NAME AND PRINCIPAL                          PRESENT OFFICE OR OTHER PRINCIPAL
  BUSINESS ADDRESS                                OCCUPATION OR EMPLOYMENT
 ------------------                          ---------------------------------
   Robert C. Buhrmaster*..................
    Jostens, Inc.
    5501 Norman Center Drive
    Minneapolis, MN 55437
   Ronald C. DeMeo*.......................
   Dominic J. La Rosa*....................
    J.B. Williams Company, Inc.
    65 Harristown Road
    Glen Rock, NJ 07452
   Frank Magrone*.........................
    NCC Industries, Inc.
    165 Main Street
    Cortland, NY 13045
   Leonard J. Sichel*.....................
    14 Normandy Parkway
    Convent Station, NJ 07961
   Stephen D. Tannen*.....................
   Thomas D. Walsh*.......................
    Huver and Associates, Inc.
    6110 Executive Boulevard, Suite 100
    Rockville, MD 20852
   David P. Hempson....................... Executive Vice President of Operations
   Timothy J. McCabe, Jr.................. Vice President of Guest Amenity Sales
   Philip A. Shager....................... Treasurer and Chief Accounting Officer
   Thomas M. Fairhurst....................      Vice President of Marketing
   Wallace B. Bruce.......................             Vice President
    11170 Green Valley Drive
    Olive Branch, MS 38654
   Alan D. James..........................          Assistant Treasurer


 NAME AND PRINCIPAL                              PRESENT OFFICE OR OTHER PRINCIPAL
  BUSINESS ADDRESS                                   OCCUPATION OR EMPLOYMENT
 ------------------                              ---------------------------------
   Jide Zeitlin.................................           Vice Prsident
    Goldman, Sachs & Co.
    85 Broad Street
    New York, NY 10004
   Scott Ullem..................................
    Goldman, Sachs & Co.
    85 Broad Street
    New York, NY 10004
   Walter Loh...................................
    Goldman, Sachs & Co.
    85 Broad Street
    New York, NY 10004

                                  SCHEDULE II

         SECURITIES HELD BY MARIETTA DIRECTORS AND EXECUTIVE OFFICERS,
            CERTAIN EMPLOYEES AND OTHER REPRESENTATIVES OF MARIETTA
           AND CERTAIN TRANSACTIONS BETWEEN ANY OF THEM AND MARIETTA

  The shares of Common Stock owned by Marietta's directors and David P. Hempson, Timothy J. McCabe, Jr. and Philip A. Shager are set forth in the Proxy Statement. The following officers and employees of Marietta are the beneficial owners of the following shares of Common Stock:

                                                         AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                                BENEFICIAL OWNERSHIP(1)
- ------------------------                                -----------------------
Wallace B. Bruce.......................................              0
Thomas M. Fairhurst(2).................................            568
Alan D. James..........................................          1,994

- --------
(1) All persons listed have sole voting and investment power with respect to their shares.
(2) Includes options to purchase 5,000 shares granted on April 5, 1995, none of which are currently exercisable.

  The following table sets forth information concerning all purchases and sales of securities of the Company by directors, officers and certain staff members since June 9, 1993:

                              DATE OF                         NUMBER OF SHARES
   NAME                     TRANSACTION NATURE OF TRANSACTION OF COMMON STOCK
   ----                     ----------- --------------------- ----------------
   DIRECTORS:
   Robert C. Buhrmaster....  12/01/93   (1)                           (1)
   Ronald C. DeMeo.........  12/01/93   (1)                           (1)
                             04/18/95   (2)                        1,495
   Dominic J. LaRosa.......  12/01/93   (1)                           (1)
   Frank Magrone...........  12/01/93   (3)                           (3)
   Leonard J. Sichel(4)....
   Stephen D. Tannen.......  12/01/93   (1)                           (1)
                             12/06/94   (5)                           (5)
   Thomas D. Walsh.........  12/01/93   (1)                           (1)
   OFFICERS:
   Wallace B. Bruce(4).....
   Thomas M. Fairhurst.....  12/08/94   Employee Stock Bonus         568
                             04/05/95   (6)                           (6)
   David P. Hempson........  12/16/93   Employee Stock Bonus       1,344
                             12/08/94   Employee Stock Bonus       1,758
   Timothy J. McCabe, Jr...  12/16/93   Employee Stock Bonus         756
                             11/18/94   Sale                         216
                             12/08/94   Employee Stock Bonus         956
                             04/18/95   (2)                          526
                             06/05/95   Sale                         526
   Philip A. Shager........  12/16/93   Employee Stock Bonus         505
                             12/08/94   Employee Stock Bonus       1,520
   CERTAIN CORPORATE STAFF
    MEMBERS:
   Alan D. James...........  07/22/93   (2)                          192
                             12/16/93   Employee Stock Bonus         612
                             04/29/94   (2)                          164
                             12/08/94   Employee Stock Bonus         725
                             04/18/95   (2)                          199

- --------
(1) Grant of options to purchase 4,154 shares of Common Stock under the Marietta Corporation 1986 Stock Option Plan. The options became exercisable with respect to 2,077 shares on November 30, 1994, and become exercisable with respect to the remaining 2,077 shares on November 30, 1995.
(2) Purchase pursuant to Marietta Corporation 1986 Employee Stock Purchase
    Plan.
(3) Grant of options to purchase 8,308 shares of Common Stock under the Marietta Corporation 1986 Stock Option Plan. The options became exercisable with respect to 4,154 shares on November 30, 1994, and become exercisable with respect to the remaining 4,154 shares on November 30, 1995.
(4) No securities owned.
(5) Grant of options to purchase 90,000 shares of Common Stock. The options were to become exercisable in increments of 30,000 on November 8, 1995, November 8, 1996, and November 8, 1997, respectively. Such options were terminated and Mr. Tannen received in lieu thereof 90,000 cash-only stock appreciation rights, exercisable in increments of 30,000 on November 28, 1995, November 28, 1996, and November 28, 1997, respectively.
(6) Grant of options to purchase 5,000 shares of Common Stock under the Marietta Corporation 1986 Stock Option Plan. The options become exercisable in increments of 1,667 shares on April 4, 1996 and April 4, 1997, respectively, and 1,666 shares on April 4, 1998.

  Stephen D. Tannen and Frank Magrone have agreed to serve as the proxies on the White proxy card.

  Except as disclosed in this Schedule or in the Proxy Statement, none of Marietta, any of its directors or executive officers, or the employees or other representatives of Marietta named in Schedule I owns any securities of Marietta or any subsidiary of Marietta, beneficially or of record, has purchased or sold any of such securities within the past two years or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Schedule or in the Proxy Statement, to the knowledge of Marietta, its directors and executive officers or the employees and other representatives of Marietta named in
Schedule I, none of their associates beneficially owns, directly or indirectly, any securities of Marietta.

  Other than as disclosed in this Schedule and in the Proxy Statement, to the knowledge of Marietta, none of Marietta, any of its directors or executive officers, or the employees or other representatives of Marietta named in
Schedule I has any substantial interest direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Meeting.

  Other than as disclosed in this Schedule and in the Proxy Statement, to the knowledge of Marietta, none of Marietta, any of its directors or executive officers, or the employees or other representatives of Marietta named in
Schedule I is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any class of securities of Marietta, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

  Other than as set forth in this Schedule or in the Proxy Statement, to the knowledge of Marietta, none of Marietta, any of its directors or executive officers, or the employees or other representatives of Marietta named in
Schedule I, or any of their associates, has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of Marietta's last fiscal year or any currently proposed transactions, or series of similar transactions, to which Marietta or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000.

  Other than as set forth in this Schedule and in the Proxy Statement, to the knowledge of Marietta, none of Marietta, any of its directors or executive officers, or the employees or other representatives of Marietta named in
Schedule I, or any of their associates, has any arrangements or understandings with any person or persons with respect to any future employment by Marietta or its affiliates or with respect to any future transactions to which Marietta or any of its affiliates will or may be a party.

                                   IMPORTANT

   Your vote is important. Regardless of the number of shares of Marietta Common Stock you own, please vote as recommended by your Board of Directors by taking these two simple steps:

   1. PLEASE SIGN, MARK, DATE AND PROMPTLY MAIL THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

   2.   DO NOT RETURN ANY PROXY CARDS SENT TO YOU BY DICKSTEIN.

   IF YOU VOTED DICKSTEIN'S PROXY CARD BEFORE RECEIVING YOUR MARIETTA WHITE PROXY CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE SIMPLY BY SIGNING, MARKING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD. THIS WILL CANCEL YOUR EARLIER VOTE SINCE ONLY YOUR LATEST DATE PROXY CARD WILL COUNT AT THE ANNUAL MEETING.

   If you own your shares in the name of a brokerage firm, only your broker can vote your shares on your behalf and only after receiving your specific instructions. Please call your broker and instruct him/her to execute a WHITE card on your behalf. You should also promptly sign, mark, date and mail your WHITE card when you receive it from your broker. Please do so for each separate account you maintain. You should return your WHITE proxy card at once to ensure that your vote is counted. This will not prevent you from voting in person at the meeting should you attend.

   IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL D.F. KING & CO., INC., WHICH IS ASSISTING US, TOLL-FREE AT 1-800-359-5559.

PROXY
                              MARIETTA CORPORATION
                 37 Huntington Street, Cortland, New York 13045

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
  The undersigned hereby appoints STEPHEN D. TANNEN and FRANK MAGRONE as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of MARIETTA CORPORATION held of record by the undersigned on June 16, 1995 at the Annual Meeting of Shareholders to be held on July 14, 1995 or any postponement(s) or adjournment(s) thereof.
1. Election of Directors
                [_] FOR all nominees listed below  [_] WITHHOLD AUTHORITY
                    (except as marked                  to vote for all nominees
                    to the contrary below)             listed below

(Instruction--To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below)
RONALD C. DEMEO, FRANK MAGRONE, THOMAS D. WALSH, DOMINIC J. LA ROSA, LEONARD J.
                SICHEL, STEPHEN D. TANNEN, ROBERT C. BUHRMASTER
2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.
                                      (Continued and To Be Signed on Other Side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

                                       Please sign exactly as name appears
                                       herein. When shares are held by joint
                                       tenants, both should sign. When signing
                                       as attorney, executor, administrator,
                                       trustee or guardian, please give full
                                       title as such. If a corporation, please
                                       sign in full corporate name by Presi-
                                       dent or other authorized officer. If a
                                       partnership, please sign in partnership
                                       name by authorized person.

                                       ----------------------------------------
                                                      Signature


                                       ----------------------------------------
                                             Signature (if held jointly)


                                       Dated ____________________________, 1995


                                         PLEASE MARK, SIGN, DATE
                                         AND RETURN THE PROXY
                                         PROMPTLY USING THE
                                         ENCLOSED ENVELOPE